Exhibit 10.20

PHILLIPS 66

DEFINED CONTRIBUTION MAKE-UP PLAN

TITLE I

(Effective for benefits earned and vested prior to

January 1, 2005)

The Phillips 66 Defined Contribution Make-Up Plan is hereby adopted effective as of the “Effective Time” defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 (the “Effective Time”) and conditioned on the occurrence of the “Distribution” defined in such Employee Matters Agreement (the “Distribution”).

See Appendix A for special rules related to the spin-off of Phillips 66 from ConocoPhillips.

The Phillips 66 Defined Contribution Make-Up Plan is intended to provide certain specified benefits to Highly Compensated Employees whose benefits under the Phillips 66 Savings Plan might otherwise be limited. This Plan is a continuation for certain employees of Phillips 66 and its Affiliated Group of the Defined Contribution Make-Up Plan of ConocoPhillips, and all amounts contributed under that plan shall continue under the terms of this Plan. Title I of this Plan is effective with regard to benefits earned and vested prior to January 1, 2005, while Title II of this Plan is effective with regard to benefits earned or vested after December 31, 2004. Other than earnings, gains, and losses, no further benefits shall accrue under Title I of this Plan after December 31, 2004.

This Title I of the Plan is intended (1) to be a “grandfathered” plan pursuant to Code section 409A, as enacted as part of the American Jobs Creation Act of 2004, and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

Section 1. Definitions.

For purposes of the Plan, the following terms, as used herein, shall have the meaning specified:

(a)	“Affiliated Company” shall mean Phillips 66 and any company or other legal entity that is controlled, either directly or indirectly, by Phillips 66.

(b)	“Affiliated Group” shall mean Phillips 66 and its subsidiaries and affiliates in which it owns a 5% or more equity interest.

(c)	“Allocation Ratio” shall mean the ratio determined by dividing (i) an amount equal to the total value of the unallocated shares of Stock allocated to Stock Savings Feature participants and beneficiaries as of a Stock Savings Feature Semiannual Allocation Date or Supplemental Allocation Date (as defined in the Savings Plan) by (ii) an amount equal to the total net Stock Savings Feature employee deposits used in the calculation of the Stock Savings Feature Semiannual Allocation or Supplemental Allocation (as defined in the Savings Plan).

(d)	“Beneficiary” shall mean a person or persons designated by a Participant to receive, in the event of death, any unpaid portion of a Participant’s Benefit from this Plan. Any Participant may designate one or more persons primarily or contingently as beneficiaries in writing upon forms supplied by and delivered to the Company, and may revoke such designations in writing. If a Participant fails to properly designate a beneficiary, then the Benefits will be paid in the following order of priority:

(i)	Surviving spouse; then

(ii)	Surviving children in equal shares; then

(iii)	To the estate of the Participant.

(e)	“Benefit” shall mean an obligation of the Company to pay amounts from this Plan.

(f)	“Board” shall mean the Board of Directors of the Company, as it may be comprised from time to time.

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(h)	“Committee” shall mean the Compensation Committee of the Board of Directors of Phillips 66 or any successor committee with substantially the same responsibilities.

(i)	“Company” shall mean Phillips 66 Company, a Delaware corporation, or any successor corporation.

(j)	“Company Stock Fund” shall mean an investment fund under this Plan that is accounted for as if investments were made in the common stock, $0.01 par value, of Phillips 66, although no such actual investments need be made, with accounting entries being sufficient therefor.

(k)	“Disability” shall mean the inability, in the opinion of the Medical Director of Phillips 66, of a Participant, because of an injury or sickness, to work at a reasonable occupation that is available with a member of the Affiliated Group.

(l)	“Employee” shall mean any individual who is a salaried employee of the Company or any Participating Subsidiary.

(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

(n)	“Highly Compensated Employee” shall mean an Employee whose compensation exceeds the amount set forth in Code Section 401(a)(17), as amended from time to time, or who is eligible to elect a voluntary salary reduction under the provisions of the KEDCP.

(o)	“KEDCP” shall mean the Key Employee Deferred Compensation Plan of ConocoPhillips, the Phillips 66 Key Employee Deferred Compensation Plan or any similar or successor plan maintained by an Affiliated Company.

(p)	“Layoff” or “Laid Off” shall mean layoff under the Phillips 66 Severance Pay Plan, the Phillips 66 Executive Severance Plan, or the Phillips 66 Key Employee Change in Control Severance Plan, and, with regard to times prior to the Effective Time, the ConocoPhillips Severance Pay Plan, the ConocoPhillips Executive Severance Plan, the ConocoPhillips Key Employee Change in Control Severance Plan, the Phillips Layoff Plan, the Work Force Stabilization Plan of Phillips Petroleum Company, the Phillips Petroleum Company Executive Severance Plan, the Conoco Severance Pay Plan, the Conoco Inc. Key Employee Severance Plan, or any similar plan which the Company, any Participating Subsidiary, or a member of the Affiliated Group may adopt from time to time under the terms of which the Participant executes and does not revoke a general release of liability, acceptable to the Company, Participating Subsidiary, or a member of the Affiliated Group, as applicable, under such layoff plan.

(q)	“Other Obligations” shall mean the “Other Obligations” as defined in the Amendment to and Merger of Amended and Restated Conoco Inc. Salary Deferral & Savings Restoration Plan into Key Employee Deferred Compensation Plan of ConocoPhillips and Defined Contribution Make-Up Plan of ConocoPhillips, pursuant to which a portion of the Amended and Restated Conoco Inc. Salary Deferral & Savings Restoration Plan is merged into the Defined Contribution Make-Up Plan of ConocoPhillips effective October 3, 2003.

(r)	“Participant” shall mean an Employee who is eligible to receive a Benefit from this Plan as a result of being a Highly Compensated Employee and any person for whom a Supplemental Thrift Feature Account and/or a Supplemental Stock Savings Feature Account is maintained.

(s)	“Participating Subsidiary” shall mean a subsidiary of Phillips 66, which has adopted the Savings Plan, and one or more Employees of which are Participants eligible to make deposits to the Savings Plan, or are eligible for Benefits pursuant to this Plan.

(t)	“Pay” shall mean “Pay” as defined in the Savings Plan except without regard to Pay Limitations or voluntary Salary Reduction under provisions of the KEDCP.

(u)	“Pay Limitations” shall mean the compensation limitations applicable to the Savings Plan that are set forth in Code section 401(a)(17), as adjusted.

(v)	“Plan Administrator” shall mean the Manager, Benefits of the Company, or such person’s successor.

(w)	“Retirement” shall mean termination of employment with the Company, a Participating Subsidiary, or a member of the Affiliated Group that qualifies the Employee for Retirement as that term is defined in the applicable provisions of the Phillips 66 Retirement Plan or of the applicable retirement plan of a member of the Affiliated Group, or, with respect to times prior to the Effective Time, the ConocoPhillips Retirement Plan or any predecessor plan to the ConocoPhillips Retirement Plan. Notwithstanding the foregoing, an Employee will not be considered to be in Retirement for purposes of this Plan if he is entering Retirement under the Retirement Plan of Conoco prior to age 55, unless he had attained age 50 on or before August 30, 2002.

(x)	“Savings Plan” shall mean the Phillips 66 Savings Plan; provided that for the periods prior to the Effective Time, Savings Plan shall mean the ConocoPhillips Savings Plan.

(y)	“Stock” shall mean shares of common stock, $0.01 par value, issued by Phillips 66.

(z)	“Stock Savings Feature” shall mean the Stock Savings Feature of the Savings Plan.

(aa)	“Supplemental Thrift Contributions” shall mean, (i) prior to the month in which the Participant’s Pay first exceeds the Pay Limitations in a year, the same percentage of a Participant’s Pay that the Participant is depositing as a Basic Deposit to the Thrift Feature for that month multiplied by the amount of the Participant’s voluntary salary reduction under the KEDCP for that month, and (ii) provided the Participant is making deposits to the Thrift Feature for the month in which the Participant’s Pay exceeds the Pay Limitations and each month thereafter until the end of the year, the same percentage of the Participant’s Pay that the Participant was depositing as a Basic Deposit to the Thrift Feature for the month in which he or she reached the Pay Limitations for the year, multiplied by the sum of the amount of the Participant’s voluntary salary reduction under the KEDCP for that month plus the amount of the Participant’s Pay for that month that is in excess of the Pay Limitations for that year.

(bb)	“Supplemental Stock Savings Feature Account” shall mean the Plan Benefit account of a Participant that reflects the portion of his or her Benefit that is intended to replace certain Stock Savings Feature benefits to which the Participant might otherwise be entitled but for the application of the Pay Limitations and/or a voluntary salary reduction under the KEDCP.

(cc)	“Supplemental Stock Savings Contributions” shall mean (i) prior to the month in which the Participant’s Pay first exceeds the Pay Limitations in a year, for each month that the Participant makes deposits to the Stock Savings Feature, 1% of the amount of the Participant’s voluntary salary reduction under the KEDCP for that month, and (ii) provided the Participant is making deposits to the Stock Savings Feature in the month in which the Participant’s Pay exceeds the Pay Limitations, for that month and for each month thereafter until the end of the year, 1% of the sum of the amount of the Participant’s voluntary salary reduction under the KEDCP for that month plus the amount of the Participant’s Pay for that month that is in excess of the Pay Limitations for that year.

(dd)	“Supplemental Thrift Feature Account” shall mean the Plan Benefit account of a Participant which reflects the portion of his or her Benefit which is intended to replace certain Thrift Feature benefits to which the Participant might otherwise be entitled but for the application of the Pay Limitations and/or a voluntary salary reduction under the KEDCP.

(ee)	“Thrift Feature” shall mean the Thrift Feature of the Savings Plan.

(ff)	“Trustee” shall mean the trustee of the grantor trust established for this Plan by a trust agreement between the Company and the trustee, or any successor trustee.

(gg)	“Valuation Date” shall mean “Valuation Date” as defined in the Savings Plan.

Section 2. Purpose.

The purpose of this Plan is to provide supplemental benefits for those Highly Compensated Employees whose benefits under the Savings Plan are affected by Pay Limitations or by a voluntary reduction in salary under provisions of KEDCP. This Plan is intended to be and shall be administered as an unfunded benefit plan for those Highly Compensated Employees, who are considered to be a select group of management or highly compensated employees.

Section 3. Eligibility.

Benefits may only be granted to Highly Compensated Employees.

Section 4. Supplemental Thrift Feature Account Benefits.

For each payroll period in which Company contributions to a Participant’s account in the Thrift Feature are, or would be, limited by the Pay Limitations and/or by a voluntary salary reduction to the KEDCP, a Benefit amount shall be credited to his or her Supplemental Thrift Feature Account no later than the end of the month following the Valuation Date that Company contributions are made to the Participant’s Thrift Feature Account, or would be made to such account but for Pay Limitations. The Participant will be credited with an amount equal to the amount of his or her Supplemental Thrift Contributions each month to the same investment funds and in the same proportions as the Participant has directed his or her latest available investment allocation for Deposits to the Thrift Feature.

Section 4.1 Supplemental Thrift Feature Account Earnings

The Supplemental Thrift Feature Account shall be eligible to be invested in the same investment funds as are made available to Participants in the Thrift Feature from time to time. While such investments shall consist solely of book entries and shall not actually be invested in such funds, the book entry share value of such deemed investment funds in this Plan shall be determined to be the same share value as the actual value of shares in the investment funds of the Savings Plan. The amounts deemed invested in this Plan shall be valued at the same time and in the same manner as though they were actually invested in the Savings Plan. Also, deemed investments in the Participant’s Supplemental Thrift Feature Account may be exchanged into other available investment funds in the same manner, at the same times, and subject to the same limitations as though the deemed amounts were actually invested in the Savings Plan. However, to the extent that earnings in the form of dividends on Stock in the Savings Plan are eligible to be passed through to the Participant, such dividends will be deemed to have been reinvested in the Company Stock Fund of this Plan, without regard to whether the Participant has made a pass through election under the Savings Plan.

Section 5. Supplemental Stock Savings Feature Account Benefits.

For each month in which a Semiannual Allocation or Supplemental Allocation (as defined in the Savings Plan) to a Participant’s account in the Stock Savings Feature is, or would be, limited by the Pay Limitations and/or by a voluntary salary reduction under the KEDCP, a Benefit amount shall be credited to his or her Supplemental Stock Savings Feature Account. The amount to be credited shall be calculated in shares in the Company Stock Fund of this Plan as though the Participant had made Supplemental Stock Savings Contributions and shall be equal to (i) the Participant’s Supplemental Stock Savings Contributions during the applicable Allocation Period (as defined in the Savings Plan) multiplied by the applicable Allocation Ratio, divided by (ii) the share value for the Company Stock Fund of the Savings Plan on the applicable Allocation Date. This amount shall be credited no later than the end of the month following the Valuation Date that the Semiannual Allocation or Supplemental Allocation to the Company Stock Fund would have been made had the Participant received a Semiannual Allocation or Supplemental Allocation under the Stock Savings Feature. A share in the Company Stock Fund of the Supplemental Stock Savings Feature Account shall have a value equivalent to a share in the Company Stock Fund of the Savings Plan.

Section 5.1 Supplemental Stock Savings Account Feature Earnings

After being initially invested in the Company Stock Fund account, the amounts in the Participant’s Supplemental Stock Savings Feature Account shall thereafter be eligible to be invested in the same investment funds as are made available to Participants in the Savings Plan from time to time. While such investments shall consist solely of book entries and shall not actually be invested in such funds, the book entry share value of such deemed investment funds in this Plan shall be determined to be the same share value as the actual value of shares in the investment funds of the Savings Plan. The amounts deemed invested in this Plan shall be valued at the same time and in the same manner as though they were actually invested in the Savings Plan. Also, deemed investments in the Participant’s Supplemental Stock Savings Feature Account may be exchanged into other available investment funds in the same manner, at the same times, and subject to the same limitations as though the deemed amounts were actually invested in the Savings Plan. However, to the extent that earnings in the form of dividends on Stock in the Savings Plan are eligible to be passed through to the Participant, such dividends will be deemed to have been reinvested in the Stock Fund of this Plan, without regard to whether the Participant has made a pass through election under the Savings Plan.

Section 6. Payment.

If a Participant terminates employment with the Affiliated Group for any reason except death, Disability, Layoff during or after the year in which the Participant reaches age 50, or Retirement, Benefits which the Participant is eligible to receive under this Plan shall be paid in one lump sum cash payment as soon as practicable following his or her termination. If a Participant dies prior to Retirement, Benefits which the Participant is eligible to receive under this Plan shall be paid in one lump sum cash payment to the Participant’s Beneficiary as soon as practicable after his or her death. If a Participant Retires, is Laid off during or after the year in which the Participant reaches age 50, or becomes Disabled, Benefits which the Participant is eligible to receive under this Plan shall be paid in one lump sum cash payment as soon as practicable following the Participant’s Retirement, Layoff, determination of Disability, or termination of employment; provided that such a Participant may indicate a preference to defer part or all of such lump sum cash payment under the terms of the KEDCP.

All lump sum cash payments shall be made only as of a Valuation Date and shall be net of withholding for applicable taxes required by law.

The Chief Executive Officer of Phillips 66, with respect to Participants who are not subject to section 16 of the Exchange Act, and the Committee, with respect to Participants who are subject to section 16 of the Exchange Act, shall consider such indication of preference and shall respectively decide in the Chief Executive Officer’s or the Committee’s sole discretion whether to accept or reject the preference expressed. In the event the Chief Executive Officer or the Committee, as applicable, accepts such Participant’s preference, the Participant’s Benefit from this Plan shall be credited as an Award under the KEDCP as soon as practicable after the Participant’s Retirement, Layoff, or the date the Participant is determined to be Disabled.

Section 7. Administration.

(a)	The Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate to employees of the Company or any Affiliated Company the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take such other steps deemed necessary, advisable, or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Plan Administrator may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Benefits hereunder.

(b)	Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant, or denial. In the event that a claim is denied in whole or in part by the Plan Administrator, the claimant, within ninety days of receipt of said claim by the Plan Administrator, shall receive written notice of denial. Such notice shall contain:

(1)	A statement of the specific reason or reasons for the denial;

(2)	Specific references to the pertinent provisions hereunder on which such denial is based;

(3)	A description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(4)	An explanation of the following claims review procedure set forth in paragraph (c) below.

(c)	Any claimant who feels that a claim has been improperly denied in whole or in part by the Plan Administrator may request a review of the denial by making written application to the Trustee. The claimant shall have the right to review all pertinent documents relating to the claim and to submit issues and comments in writing to the Trustee. Any person filing an appeal from the denial of a claim must do so in writing within sixty days after receipt of written notice of denial. The Trustee shall render a decision regarding the claim within sixty days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable time, but not later than 120 days after receipt of the request for review. The decision of the Trustee shall be in writing and, in the case of the denial of a claim in whole or in part, shall set forth the same information as is required in an initial notice of denial by the Plan Administrator, other than an explanation of this claims review procedure. The Trustee shall have absolute discretion in carrying out its responsibilities to make its decision of an appeal, including the authority to interpret and construe the terms hereunder, and all interpretations, findings of fact, and the decision of the Trustee regarding the appeal shall be final, conclusive, and binding on all parties.

(d)

Compliance with the procedures described in paragraphs (b) and (c) shall be a condition precedent to the filing of any action to obtain any benefit or enforce any right that any individual may claim hereunder. Notwithstanding anything to the contrary in this Plan, these paragraphs (b), (c) and (d) may not be amended without the written consent of a seventy-five percent (75%) majority of Participants and Beneficiaries and such paragraphs shall survive the termination of this Plan until all benefits accrued hereunder have been paid.

Section 8. Rights of Employees and Participants.

Nothing contained in the Plan (or in any other documents related to this Plan or to any Benefit) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or any member of the Affiliated Group or constitute any contract or limit in any way the right of the Company or any member of the Affiliated Group to change such person’s compensation or other benefits or to terminate the employment of such person with or without cause.

Section 9. Awards in Foreign Countries.

The Board or its delegate shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Participating Subsidiaries may operate to assure the viability of the Benefits of Participants employed in such countries and to meet the purpose of this Plan.

Section 10. Amendment and Termination.

The Board reserves the right to amend or terminate this Plan at any time, and to delegate such authority as the Board deems necessary or desirable; provided that no member of the Board who is also a Participant shall participate in any action which has the actual or potential effect of increasing his or her Benefits hereunder; and further provided, the Company shall remain liable for any Benefits accrued under this Plan prior to the date of amendment or termination.

Section 11. Unfunded Plan.

All amounts payable under this Plan shall be paid solely from the general assets of the Company and any rights accruing to a Participant under the Plan shall be those of a general creditor; provided, however, that the Company or Phillips 66 may establish one or more grantor trusts to satisfy part or all of the Company’s Plan payment obligations so long as the Plan remains unfunded for purposes of Title I of ERISA.

Section 12. Miscellaneous Provisions.

(a)	No right or interest of a Participant under this Plan shall be assignable or transferable, in whole or in part, directly or indirectly, by operation of law or otherwise (excluding devolution upon death or mental incompetency), without the prior consent of the Board.

(b)	This Plan is a continuation for certain employees of Phillips 66 and its Affiliated Group of the Defined Contribution Make-Up Plan of ConocoPhillips which was restated and amended on December 29, 2005, effective as of January 1, 2005, and was previously amended and restated effective as of October 3, 2003. Effective at that time, the Defined Contribution Make-Up Plan of ConocoPhillips assumed the Other Obligations and any other obligations, claims, benefits, rights, and duties as set forth in the Amendment to and Merger of Amended and Restated Conoco Inc. Salary Deferral & Savings Restoration Plan into Key Employee Deferred Compensation Plan of ConocoPhillips and Defined Contribution Make-Up Plan of ConocoPhillips, pursuant to which a portion of the Amended and Restated Conoco Inc. Salary Deferral & Savings Restoration Plan was merged into the Defined Contribution Make-Up Plan of ConocoPhillips effective October 3, 2003. Such Other Obligations were deemed to be part of the Supplemental Thrift Benefit Feature account of each affected Participant and book entries made in accordance with the investment directions for each affected Participant at such time, and such amounts shall be included in this Plan to the extent such liabilities were transferred to this Plan as described in Appendix A.

(c)	No amount accrued or payable hereunder shall be deemed to be a portion of an Employee’s compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the Savings Plan.

(d)	This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States.

(e)	Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

Section 13. Effective Date of Plan.

Title I of the Phillips 66 Defined Contribution Make-Up Plan is hereby adopted effective as of the Effective Time and conditioned on the occurrence of the Distribution.

Executed this 24th day of April 2012, by a duly authorized officer of the Company.

/s/ Chantal D. Veevaete
Chantal D. Veevaete

APPENDIX A

CONOCOPHILLIPS SPIN-OFF

1.	Background. Phillips 66 was a subsidiary of ConocoPhillips (“COP”) prior to the Distribution. As a result of the Distribution, COP distributed its interest in Phillips 66 to its shareholders.

As of the Effective Time, pursuant to an agreement between Phillips 66 and COP that was conditioned on the Distribution occurring, the liabilities for certain participants’ benefits under the Defined Contribution Make-Up Plan of ConocoPhillips (the “COP Plan”), including amounts grandfathered from Code section 409A (i.e., amounts deferred and vested prior to January 1, 2005), were transferred to the Company and to this Plan. The Participants whose benefits were transferred to this Plan on the Effective Time are referred to below as “COP Participants.” The rules in this Appendix shall apply to COP Participants and certain other Plan terms notwithstanding any Plan provisions to the contrary.

2.	Plan Benefits. COP Participants who qualified as eligible employees under the COP Plan as of the Effective Time shall be eligible employees under this Plan on such date. All service and compensation that would be taken into account for purposes of determining the amount of a COP Participant’s benefit under the COP Plan as of the Effective Time shall be taken into account for the same purposes under this Plan.

3.	Distributions. The terms of this Plan shall govern the distribution of all benefits payable to a COP Participant or any other person with a right to receive such benefits, including amounts accrued under the COP Plan and then transferred to this Plan.

4.

Separation from Service. For avoidance of doubt, no COP Participant shall be treated as incurring a separation from service, termination of employment, retirement, or similar event for purposes of determining the right to a distribution (for amounts subject to Code section 409A or otherwise), benefits, or any other purpose under the Plan as a result of COP’s distribution of Phillips 66 shares to COP’s shareholders or the COP Participant’s transfer of employment to the Company or any other subsidiary of Phillips 66.

5.	Participant Elections. All elections made by COP Participants under the COP Plan, including any payment elections or beneficiary designations, shall apply to the same effect under this Plan as if made under the terms of this Plan.

6.	References to Plan. All references in this Plan to the “Plan” as in effect before the Effective Time shall be read as references to the COP Plan as it was in effect at such time.

7.	Right to Benefits. With respect to any recordkeeping account established to determine a benefit provided or due under the COP Plan at any time, no benefit will be due under the Plan except with respect to the portion of such recordkeeping account reflecting the liability transferred from the COP Plan to the Plan on the Effective Time. Additionally, on and after the Effective Time, COP, any subsidiary of COP that remains a subsidiary after the Distribution (“COP Subsidiary”), the COP Plan, any directors, officers, or employees of COP or a COP Subsidiary, and any successors to any of the aforementioned entities or individuals shall have no further obligation or liability to any COP Participant with respect to any benefit, amount, or right due under the COP Plan.

8.	Stock. As of the Distribution, any ConocoPhillips common stock (“COP Stock”) held in the Company Stock Fund shall be transferred to a separate investment fund under this Plan that is accounted for as if investments were made in COP Stock, although no such actual investments need be made, with accounting entries being sufficient therefor. Investments in the COP Stock fund will be determined as of the Distribution. On and after the Distribution, a Participant will be allowed to hold or liquidate his or her deemed investment in COP Stock. No additional deemed investments in COP Stock will be allowed to be elected.